CONSULTING AGREEMENT

This Agreement (“Agreement”) is made as of the 27th day of August, 2010 (the “Effective Date”) by and between Courtside LLC, a California limited liability company (“Company”), for the personal services of Norman J. Pattiz (“Consultant”), and Westwood One, Inc. (“Westwood”).

In consideration of the foregoing and the terms hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Westwood hereby engages Company to provide the personal services of Consultant, to provide services to Westwood as a consultant and strategic programming advisor, providing strategic advice, recommendations and input regarding the Westwood’s programming and affiliate sales as appropriate, as reasonably requested by and reporting to the Board and/or its designee. These services shall be such services as may be required of a corporate advisor as may be appropriate to achieve the objectives outlined for Consultant by Westwood.

2. The term of this Agreement for the provision of Consultant’s services hereunder shall commence on September 1, 2010 and end on August 31, 2011 (the “Consulting Term”). Upon the mutual agreement of the parties, the Consulting Term may be extended for an addition year through August 31, 2012. Notwithstanding the foregoing, either party may, at its option, terminate this Agreement during the Consulting Term upon 30 days written notice and thereafter shall have no further obligations under this Agreement, except as expressly provided in paragraph 4 below.

3. Provided that Company and Consultant fully comply with all of Consultant’s obligations under this Agreement and subject to the terms of the 2010 Westwood One, Inc. Equity Compensation Plan and any stock option agreements entered into by Consultant, stock options heretofore granted to Consultant, and any as may be hereafter granted to Consultant, shall continue to vest during the Consulting Term in accordance with their current terms, as if Consultant were employed by Company during that period. Notwithstanding the foregoing, Company is not under any obligation to make any further grants to Consultant.

4. In the event that (a) this Agreement terminates on August 31, 2011 and Westwood determines not to renew this Agreement, or (b) Westwood determines to terminate this Agreement earlier than August 31, 2011 pursuant to the terms herein, the Agreement will be deemed terminated; provided, however, that Westwood will continue to engage Consultant (but will not provide the compensation and other benefits provided for herein) through February 28, 2013, or such earlier time as Company voluntarily terminates Consultant’s service with Westwood (the “Continued Engagement Period”), which Company may do upon (30) days prior written notice to Westwood. During the Continued Engagement Period, and subject to the terms of the 2010 Westwood One, Inc. Equity Compensation Plan and any stock option agreements entered into by Consultant, Consultant’s outstanding stock options will continue to vest until the end of the Continued Engagement Period.

5. As full and complete cash compensation for the services provided hereunder, Westwood shall pay Company an annual fee of $340,000 (the “Project Fee”), payable monthly, in arrears. In the event of a termination of this Agreement, the portion of the Project Fee will be paid on a pro-rated basis through the effective date of the termination. Westwood may, as appropriate, issue Company an Internal Revenue Service Form 1099 with respect to the payments set forth herein. In addition, Westwood will pay directly the cost of Consultant’s continued group health benefits pursuant to COBRA through the end of the Consulting Term.

6. Westwood shall provide Consultant with the office accommodations currently used by Consultant, as Chairman of the Board of Directors of Westwood, and an administrative assistant during the Consulting Term, to be used primarily in connection with Consultant’s discharge of his consulting services hereunder.

7. Westwood shall reimburse Company for reasonable and customary expenses incurred by Consultant during the Consulting Term in connection with Consultant’s provision of consulting services hereunder, in accordance with the Westwood’s expense reimbursement policy. In the event travel is required and necessary in connection Consultant’s services hereunder, Westwood shall reimburse Company for first (where available) or business class air travel.

8. Company and Consultant agree that during the Consulting Term and Continued Engagement Period, neither Company nor Consultant will, without the prior written consent of Westwood:

a. employ, hire or engage, directly or indirectly, any employee or consultant of the Westwood or its related entities, or any person or entity under an exclusive contract in radio with Westwood or its related entities to provide voice talent to Westwood or its related entities (a “Voice Talent”); or,

b. enter into any agreement which is in any manner competitive with Westwood’s then network radio business.

9. Company, Consultant and Westwood intend and agree that Company and Consultant are independent contractors and that nothing in this Consulting Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee, agency, partnership, or joint venture between Westwood, on the one hand, and Company and/or Consultant, on the other hand. As an independent contractor, Consultant shall not hold himself out to anyone as an employee of Westwood. Except as authorized by Westwood in writing, Consultant shall not have the authority to bind Westwood with respect to any commitment, contract, obligation or other matter or arrangement whatsoever, and shall not represent that Consultant has such authority to any third party.

10. Company and Consultant accept sole responsibility for the payment of any and all taxes, penalties, interest, Social Security and other withholdings or deductions that Company and/or Consultant may owe to, or are imposed on Company and/or Consultant by, any governmental authority with respect to or on account of any payments or benefits made to Company and Consultant pursuant to this Agreement.

11. Company and Consultant agree that during the Consulting Term and for all time thereafter, neither Company nor Consultant shall use for any purpose, other than the performance of consulting services hereunder, or disclose to any third party, any proprietary or confidential information relating to Westwood (“Confidential Information”) which may come into their possession during the Consulting Term, including any written (including in any electronic form) or oral communication incorporating Confidential Information in any way. Confidential Information shall include, without limitation, information which concerns the affairs of the Westwood and which Westwood could reasonably be expected to desire to be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to Westwood. Information shall not be deemed Confidential Information which is or becomes generally available to the public other than as a result of a disclosure by Company or Consultant or at its direction.

12. Each party herein will permit the other party to approve any written press releases relating to Consultant’s services prior to public disclosure of any such release. At Westwood’s request, Consultant shall serve as Chairman Emeritus to the Board. In addition, during the Consulting Term, Westwood may use Consultant’s name and approved likeness for promotional purposes.

13. This Agreement shall be construed and enforced in accordance with the laws of the State of California without reference to principles of conflict of laws. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of California, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

This Agreement constitutes the complete understanding between Company and Westwood, and supersedes all prior agreements and understandings between the parties. No other promises or agreements shall be binding unless signed by Company and Westwood.

Westwood One, Inc.

By:	/s/ Roderick M. Sherwood, III	8/27/10
Authorized Representative		Date

Courtside, LLC

/s/ Norman J. Pattiz		8/27/10
By: Norman J. Pattiz		Date

/s/ Norman J. Pattiz		8/27/10
Norman J. Pattiz, Individually		Date